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                                                                       Exhibit 8

                              dmayo@gibsondunn.com

                                  March 1, 2004

(212) 351-4000                                                     C 03284-00004

(212) 351-4035

Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona  85034

      Re:   Convertible Senior Debentures due 2034

Ladies and Gentlemen:

      We have acted as tax counsel to Avnet, Inc., a New York corporation (the "Company"), in connection with the issuance of $270,000,000 principal amount of Convertible Senior Debentures due 2034 (the "Debentures"), and up to an additional $30,000,000 principal amount of Debentures if the underwriters' over-allotment option is exercised. The Company has requested our opinion as to whether the regulations governing contingent payment debt instruments (the "CPDI Regulations") will apply to the Debentures.

      In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the Prospectus Supplement of the Company dated March 1, 2004 (the "Prospectus Supplement"), which summarizes the terms of the Debentures; and (ii) the form of the Indenture to be entered into between the Company and J.P. Morgan Trust Company, N.A, as successor in interest to Bank One Trust Company, N.A., as trustee, which was filed with the Securities and Exchange Commission (the "Commission") on July 30, 2003 as an exhibit to the Shelf Registration Statement of the Company on Form S-3 (the "Shelf Registration Statement"). In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate.

      Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Debentures set forth in the Prospectus Supplement; (ii) the conformity of the Debentures to the terms set forth in the Prospectus Supplement; and (iii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies. In addition, we have assumed without independent
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Avnet, Inc.
March 1, 2004
Page 2

verification that the representations made to us by the Company, which are set forth in the certificate delivered to us by the Company, dated March 1, 2004 (the "Certificate"), are accurate. We also have assumed that the transactions related to the issuance of the Debentures will be consummated in the manner contemplated by the Prospectus Supplement.

      Based upon the foregoing and in reliance thereon, including, without limitation, the representations of the Company contained in the Certificate that
(a) as of the issue date, the likelihood that the contingent interest payments will or will not be made during the term of the Debentures is not remote and (b) under reasonably expected market conditions, the potential amount of contingent payments, if paid, is not insignificant relative to the total expected amount of the payments on the Debentures, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that the Debentures will be subject to the regulations governing contingent payment debt instruments contained in Section 1.1275-4(b) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code").

      We express no opinion concerning any tax consequences associated with the Debentures other than the opinion specifically set forth herein.

      Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Debentures, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such changes or inaccuracies that may occur or come to our attention.

      This opinion is furnished to you solely for your benefit in connection with the offering of the Debentures and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our prior written consent. We consent to the use of our name under the heading "Material United States Federal Income Tax Consequences" in the Prospectus Supplement. We hereby consent to the filing of this opinion with the Commission as Exhibit 8 to the Company's Report on Form 8-K. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        GIBSON, DUNN & CRUTCHER LLP